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                                                                  Exhibit 10(12)

                            Description of Amendment
                        to Harrah's Entertainment, Inc's
                          Annual Management Bonus Plan

      In November, 1999, the Human Resources Committee of the Board of Directors approved an amendment to the bonus matrix for the Annual Management Bonus Plan. This amendment applies to employees in grades 30 and above which includes executive officers. The amendment eliminates a specified maximum amount of bonus which can be earned by reason of exceeding target performance. The target bonus of 50% to 60% of base salary, depending on the executive, remains the same and a minimum financial achievement is required to pay any bonus unless an exception is approved by the Committee.